Exhibit 99.1

Service Bancorp, Inc. Reports a 56% Increase in Earnings

for the Quarter Ended June 30, 2005

Medway, MA, July 27, 2005 – Service Bancorp, Inc. (OTC:SERC), the bank holding company for Strata Bank, announced net income for the quarter ended June 30, 2005 of $582,000, or $0.35 per share, compared with $373,000, or $0.22 per share, for the same quarter a year ago, an increase of $209,000, or 56%. Net income for the fiscal year ended June 30, 2005 was $2.1 million, or $1.27 per share, compared with $1.8 million, or $1.12 per share, for the fiscal year ended June 30, 2004, an increase of $270,000, or 15%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Once again, I am pleased to report significant gains in our overall loan portfolio that have contributed to Strata Bank’s unprecedented success over the past fiscal year. Our team’s focus on growing new business, particularly in the areas of commercial and residential lending, have benefited our institution, our customers and shareholders alike. We look forward to continuing this winning combination of exceptional customer service and impressive growth.”

The Company’s total assets were $350.6 million as of June 30, 2005, compared with $318.7 million as of June 30, 2004, an increase of $31.9 million, or 10.0%. The Company’s sales efforts and expanded network of commercial lenders and residential loan originators continue to produce solid loan growth. Total gross loans increased $39.7 million, or 16.8%, since June 30, 2004 to $276.1 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $21.9 million, or 26.0%, during the year ended June 30, 2005 to $106.1 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $15.3 million, or 11.7%, to $147.1 million. This year’s growth in residential loans was net of sales, with servicing retained, of $2.3 million during the second quarter and $3.0 million in the fourth quarter of this fiscal year. The Company, through promotional campaigns, was also successful in increasing home equity loans by $2.5 million, or 12.7%, to $21.8 million.

Investment securities were reduced by $4.8 million, or 8.1%, since June 30, 2004 and the proceeds reinvested in the loan portfolio. In addition, the Company increased borrowings from the Federal Home Loan Bank of Boston by $14.3 million, or 28.4%, during the year, which provided further funding for loan growth. Deposit growth through the Company’s network of eight banking branches was also a significant source of funding for this year’s loan growth. Total deposits increased $15.7 million, or 6.6%, since June 30, 2004 to $254.8 million. Core deposits increased $3.7 million, or 2.5%, while certificates of deposit increased $12.0 million or 13.2%. The increase in certificates of deposit over the past year was aided by special promotions such as the five-year rising rate CD and the one-day sales of a special rate 12-month CD this spring and last fall.

For the quarter ended June 30, 2005, net interest income increased $264,000, or 10.0%, over the same quarter last year. The increase in net interest income was led by higher earning assets and an improved mix of earning assets. Total average interest earning assets increased $28.9 million, or 9.8%, to $325.4 million. Average loans increased $40.7 million while lower yielding average investment securities and short-term investments decreased a total of $11.8 million. Average core deposits increased $1.6 million, while average certificates of deposit increased $12.5 million and average borrowings, primarily from the Federal Home Loan Bank of Boston, increased $14.3 million.

The interest rate spread for the quarter ended June 30, 2005 was 3.24%, a decline of 3 basis points from the same quarter last year. The interest rate margin for the quarter ended June 30, 2005 was 3.58%, the same as a year ago. The decrease in interest rate spread reflects the rising rate environment over the past year as the Company’s liability costs have risen faster than yields on earning assets. However, the Company’s improved mix of higher earning assets partially offset the effect of rising liability costs.

Non-interest income was $463,000 for the quarter ended June 30, 2005, $44,000, or 10.5%, higher than the same quarter last year. This quarter included a $43,000 gain on the sale of residential loans while there were no loan sales during the same quarter last year. Also higher was fee income generated by the Financial Service Center at Strata Bank, which provides financial planning and investment products such as annuities, mutual funds, life insurance and other non-deposit products and services. Partially offsetting these increases to other operating income were lower gains on the sale of securities by $15,000.

Total non-interest expense for the quarter ended June 30, 2005 decreased $115,000, or 4.7%, over the same quarter last year to $2.3 million. The decrease reflects the results of cost control efforts, efficiency improvement initiatives and lower benefit costs. In addition, certain occupancy and equipment expenses decreased compared to the same quarter last year due mostly to lower depreciation expense as older capital assets reached the end of their depreciable lives.

The provision for loan losses was $127,000 for the quarter ended June 30, 2005, an increase of $51,000. The allowance for loan losses totaled $2.5 million at June 30, 2005 and represented .90% of loans outstanding, consistent with the percentage at June 30, 2004. Non-performing assets totaled $90,000, or 0.03% of total assets at June 30, 2005, while there were none at June 30, 2004.

Stockholders’ equity increased to $26.5 million, or $16.38 book value per share, at June 30, 2005 from $24.9 million, or $15.26 book value per share, at June 30, 2004. The Company’s ratio of stockholders’ equity to total assets at June 30, 2005 was 7.56%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2004 was 7.82%. The slight decrease in the ratio was due to the significant growth in assets over the past year.

Under the Company’s 2003 Stock Repurchase Plan, the Company is authorized to acquire up to 4% of the outstanding common stock, or up to approximately 65,925 shares of the issued and outstanding shares of its common stock in the open market or in private transactions. During the quarter ended June 30, 2005 the Company repurchased 26,700 of its common stock at an average price of $25.55. The total number of shares repurchased under the plan totaled 41,336 at June 30, 2005.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook
Chief Financial Officer
Strata Bank
81 Main Street
Medway, MA 02053
(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2005	June 30, 2004
Consolidated Balance Sheet Data:
Total assets	$350,602	$318,673
Total loans, net of allowance for loan losses	274,598	235,336
Short-term investments	2,454	3,903
Other investments	54,563	59,366
Deposits	254,805	239,148
Borrowings	67,593	53,332
Stockholders’ equity	26,515	24,922

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.56%	7.82%
Book value per share	$16.38	$15.26

Non-performing assets to total assets	0.03%	0.00%
Allowance for loan losses to loans	0.90%	0.90%

Number of full-service offices	8	8
Number of limited-service offices	1	1

	Quarter Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
Consolidated Statement of Income Data:
Total interest income	$4,536	$3,947	$17,194	$15,608
Total interest expense	1,632	1,307	5,924	4,972

Net interest income	2,904	2,640	11,270	10,636
Provision for loan losses	127	76	427	429

Net interest income, after provision for loan losses	2,777	2,564	10,843	10,207

Service charges and other income	398	382	1,542	1,468
Gain on loan sales	43	—	75	226
Gain on securities, net	22	37	110	93

Total non-interest income	463	419	1,727	1,787

Total non-interest expense	2,322	2,437	9,377	9,295

Income before income taxes	918	546	3,193	2,699
Income taxes	336	173	1,076	852

Net income	$582	$373	$2,117	$1,847

Earnings per share:
Basic	$0.36	$0.23	$1.29	$1.14

Diluted	$0.35	$0.22	$1.27	$1.12

Weighted average shares:
Basic	1,628,528	1,630,877	1,637,551	1,616,132

Diluted	1,649,854	1,659,781	1,660,778	1,652,311

Performance Ratios:
Annualized return on average assets	0.68%	0.48%	0.64%	0.61%
Annualized return on average equity	8.88%	6.06%	8.12%	7.66%
Net interest spread	3.24%	3.27%	3.29%	3.45%
Net interest margin	3.58%	3.58%	3.62%	3.74%